                                  Exhibit 12
                      RATIO OF EARNINGS TO FIXED CHARGES

                                                                             Years Ended December 31,
                                                       1999       1998          1997        1996         1995         1994
                                                     --------  ----------    ----------  -----------  ----------   -----------
                                                               (restated)    (restated)   (restated)   (restated)   (restated)
Fixed Charges:
      Interest Expense (including
           amortization of deferred debt cost)      $ 29,188     $ 18,026     $ 9,525       $ 9,414     $ 8,747       $ 7,276
      Interest Capitalized                             7,565        6,401       4,650         1,993       1,538           343
                                                    --------     --------    --------      --------    --------       -------
                Total Fixed Charges                 $ 36,753     $ 24,427    $ 14,175      $ 11,407    $ 10,285       $ 7,619
                                                    ========     ========    ========      ========    ========       =======
Earnings:

      Net income before net gain (loss) on real
           estate sales and extraorinary items      $ 34,424     $ 40,301    $ 25,841      $ 16,245    $ 10,323       $ 4,705
      Fixed Charges                                   36,753       24,427      14,175        11,407      10,285         7,619
      Capitalized Interest                            (7,565)      (6,401)     (4,650)       (1,993)     (1,538)         (343)
                                                    --------     --------    --------      --------    --------      --------
                Total Earnings                      $ 63,612     $ 58,327    $ 35,366      $ 25,659    $ 19,070      $ 11,981
                                                    ========     ========    ========      ========    ========      ========
Ratio of Earnings to Fixed Charges                      1.73         2.39        2.49          2.25        1.85          1.57
